Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Dreyfus Premier Balanced Opportunity Fund (one of the series constituting Dreyfus Premier Manager Funds II, hereafter referred to as the “Company”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 30, 2005, and from August 31, 2004 through April 30, 2005.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2005, and from August 31, 2004 through April 30, 2005, with respect to securities reflected in the investment account of the Company.

Dreyfus Premier Manager Funds II
By:	/s/ James Windels

James Windels, Treasurer

Date: December 4, 2006